Exhibit 10.1

AMENDED AND RESTATED TIME SHARING AGREEMENT

THIS AMENDED AND RESTATED TIME SHARING AGREEMENT is entered into as of this 3rd day of August, 2010, by and between THE TRAVELERS COMPANIES, INC., a Minnesota corporation with a place of business at 385 Washington Street, St. Paul, Minnesota 55102 (“TRV”), and JAY S. FISHMAN, with a business address at 485 Lexington Avenue, New York, New York 10017 (“Lessee”).

WITNESSETH:

WHEREAS, TRV and Lessee entered into a Amended and Restated Time Sharing Agreement dated as of August 5, 2008 (the “2008 Agreement”), pursuant to which TRV agreed to make the aircraft described on Schedule 1 thereto, as amended from time to time, available to Lessee on a non-exclusive “time sharing” basis as defined in Section 91.501(c)(1) of the Federal Aviation Regulations (“FAR’s”) upon the terms and subject to the conditions set forth therein; and

WHEREAS, TRV and Lessee have agreed to amend and restate the 2008 Agreement as forth in its entirety below; and

WHEREAS, TRV and Lessee hereby acknowledge and agree that this Amended and Restated Time Sharing Agreement, as amended from time to time, replaces in its entirety, the 2008 Agreement; and

WHEREAS, one or more affiliates of TRV are the owners of the fixed-wing and rotary-wing aircraft set forth on Schedule A hereto, as amended from time to time (collectively, the “Aircraft”); and

WHEREAS, TRV has the right to use each of the Aircraft; and

WHEREAS, TRV and/or one or more of its affiliates employs a fully-qualified and credentialed flight crew to operate the Aircraft; and

WHEREAS, TRV has agreed to lease the Aircraft, with flight crew, to Lessee on a non-exclusive “time sharing” basis as defined in Section 91.501(c)(1) of the FAR’s for his Personal Use (as defined below), upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TRV and Lessee, intending to be legally bound, hereby agree as follows:

1.             Lease of Aircraft.

(a)   TRV agrees to lease the Aircraft to Lessee pursuant to the provisions of Section 91.501(b)(6), Section 91.501(c)(1) and Section 91.501(d) of the FAR’s and this Agreement for all Personal Use flights by Lessee during the Term (as defined in Section

2) of this Agreement, and to provide, at TRV’s sole cost and expense, a fully-qualified and credentialed flight crew for all flights to be conducted hereunder.  The parties acknowledge and agree that this Agreement did not result in any way from any direct or indirect advertising, holding out or soliciting on the part of TRV or any person purportedly acting on behalf of TRV.  TRV and Lessee intend that the lease of the Aircraft effected by this Agreement shall be treated as a “wet lease” pursuant to which TRV provides transportation services to Lessee in accordance with Section 91.501(b)(6), Section 91.501(c)(1) and Section 91.501(d) of the FAR’s.  TRV shall cause its subsidiaries and affiliates to comply with and perform TRV’s obligations under this Agreement to the extent applicable and any such performance by such subsidiaries and affiliates shall be treated as performance by STP hereunder.

(b)   Notwithstanding the foregoing, no rotary-wing Aircraft shall be made available to Lessee under this Agreement unless each of the requirements set forth in this Section 1(b) has been satisfied: TRV shall be, and at all times thereafter during the Term shall continue to be, a member in good standing of the National Business Aviation Association eligible to take advantage of the Small Aircraft Exemption from FAR Section 91.501(a) available to NBAA members.  In order to satisfy the requirements of the Small Aircraft Exemption, TRV shall (i) provide to its Flight Standards District Office the written notice of operations to be conducted under this Agreement with a rotary-wing Aircraft required under such Exemption, a copy of this Agreement, and a copy of the inspection program used to conform the rotary-wing Aircraft with the requirements of FAR Section 91.409(f); and (ii) make all required logbook entries showing the provision of FAR Section 91.501 pursuant to which the rotary-wing Aircraft is being operated hereunder. TRV will carry a copy of this Agreement and a copy of the NBAA Small Aircraft Exemption in each rotary-wing Aircraft at all times that such rotary-wing Aircraft is being operated hereunder.

(c)   If TRV sells or otherwise disposes of any of the Aircraft, Schedule A shall be modified to delete any reference to such Aircraft, and this Agreement shall be terminated as to such Aircraft but shall remain in full force and effect with respect to each of the other Aircraft.  No such termination shall affect any of the rights or obligations of the parties accrued or incurred hereunder prior to such termination.  If TRV purchases, leases or otherwise acquires any Aircraft not listed in Schedule A hereto, Schedule A shall be modified to include such Aircraft, and thereafter this Agreement shall remain in full force and effect with respect to such Aircraft and each of the other Aircraft.

(d)   For purposes of this Agreement, “Personal Use” means any use of the Aircraft whether domestic or international, other than for the business purposes (which business purposes include any business-related travel which would for Federal income tax purposes be deemed commuting by Lessee) of TRV, its subsidiaries or affiliates.  “Personal Use” shall include all Flight Hours (as defined below) for live legs operated for Lessee hereunder and all Flight Hours for dead-head legs operated by TRV in order to position the Aircraft to Lessee’s point of initial departure and/or to re-position the Aircraft from Lessee’s destination to the Aircraft’s home base.  For purposes of this Agreement, the term “Flight Hours” means the actual flight time, determined in hours and tenths of an hour, from the moment of Aircraft lift-off at the departure airport until the moment of Aircraft touchdown at the arrival airport, and excludes taxi time.

2.             Term.  This amendment and restatement shall be deemed effective as of January 1, 2010 and thereby apply to use of Aircraft from such date.  Subject to the foregoing, the term of this Agreement (the “Term”) shall commence on the date first set forth above and, unless terminated in accordance with the provisions hereof, shall continue for an initial term of one year and thereafter shall automatically renew for successive one-year terms.  Notwithstanding anything herein to the contrary, this Agreement shall terminate on the date of expiration or termination of the letter agreement dated April 1, 2004 between TRV and Lessee relating to Lessee’s employment, as amended or restated from time to time.  No termination of this Agreement shall affect any of the rights or obligations of the parties accrued or incurred hereunder prior to such termination.

3.             Payment for Use of Aircraft.

(a)  From and after August 6, 2008, as payment for his Personal Use of the Aircraft pursuant to this Agreement as provided in Section 2, Lessee shall pay TRV the maximum amount legally payable for each such flight under FAR Section 91.501(d), as in effect from time to time.  As of the date of this Agreement, the maximum amount legally payable for each flight conducted under this Agreement consists of the following actual expenses of such flight:

(1)   fuel, oil, lubricants and other additives;

(2)   travel expenses of crew, including food, lodging and ground transportation;

(3)   hangar and tie-down costs away from the Aircraft’s base of operation (currently Bradley International Airport, Windsor Locks, Connecticut);

(4)   additional insurance obtained for the specific flight;

(5)   landing fees, airport taxes and similar assessments;

(6)   customs, foreign permit and similar fees directly related to the flight;

(7)   in-flight food and beverages;

(8)   passenger ground transportation;

(9)   flight planning and weather contract services; and

(10) an additional charge equal to 100% of the expenses listed in Section 3(a).

Notwithstanding the foregoing, Lessee shall not be required to pay TRV, for any Personal Use of the Aircraft, an amount more than the incremental costs to the Corporation in connection with such Personal Use as such incremental costs are determined for purposes of Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended; provided that, commencing August 6, 2008, Lessee shall not be obligated to pay TRV any amount for subsequent incremental costs to the Corporation in connection with such Personal Use up to a sum equal to the amount in excess of the incremental cost to the Corporation that Lessee shall have paid to the Corporation for Personal Use of the Aircraft prior to August 6, 2008.

(b) Notwithstanding anything in this Agreement to the contrary, in the event that TRV determines that any use of the Aircraft by, or with the permission of, Lessee is for the business purposes of TRV, its subsidiaries or affiliates, and therefore not a Personal Use (as defined herein), such use may be governed by this Time Sharing Agreement.  In such a case, all of the terms and conditions of this Time Sharing Agreement shall be applicable to such use.  To the extent applicable to a flight and notwithstanding Section 3(a), the amount payable for such flight pursuant to this Section 3(b) shall be equal to the amount payable by Lessee for a Personal Use flight; provided, that the Compensation Committee of TRV may approve a different amount.

4.             Operational Control of Aircraft.  TRV and Lessee intend and agree that on all flights conducted under this Agreement, TRV shall have complete and exclusive operational control over the Aircraft, its flight crews and maintenance, and complete and exclusive possession, command and control of the Aircraft.  TRV shall have complete and exclusive responsibility for scheduling, dispatching and flight following of the Aircraft on all flights conducted under this Agreement, which responsibility includes the sole and exclusive right over initiating, conducting and terminating such flights.  Nothing in this Agreement is intended or shall be construed so as to convey to Lessee any operational control over, or possession, command and control of, the Aircraft, all of which are expressly retained by TRV.

5.             Scheduling.

(a)   Lessee will provide the designated authorized representative(s) of TRV with requests for flight time and proposed flight schedules as far in advance of any given flight under this Agreement as possible in accordance with policies established from time to time by TRV.  Requests for flight time shall be in such form (whether oral or written) mutually convenient to, and agreed upon by, the parties.  In addition to proposed schedules and flight times, Lessee shall upon request provide TRV with the following information for each proposed flight prior to scheduled departure: (i) departure point; (ii) destination; (iii) date and time of flight; (iv) the number and names of anticipated passengers; (v) the nature and extent of luggage to be carried; (vi) the date and time of a return flight, if any; and (vii) any other pertinent information concerning the proposed flight that TRV or the flight crew may request.

(b)   Subject to Aircraft and crew availability, TRV shall use its good faith efforts, consistent with TRV’s approved policies, in order to accommodate the needs of Lessee,

to avoid conflicts in scheduling, and to enable Lessee to enjoy the benefits of this Agreement.

(c)   Although every good faith effort shall be made to avoid its occurrence, any flight scheduled under this Agreement is subject to cancellation by either party without incurring liability to the other party.  In the event that cancellation is necessary, the canceling party shall provide the maximum notice practicable.

(d)   TRV shall not be liable to Lessee or any other person for loss, injury or damage occasioned by the delay or failure to furnish the Aircraft and flight crew pursuant to this Agreement for any reason.

6.             Billing.  TRV shall pay all expenses relating to the operation of the Aircraft under this Agreement on a monthly basis.  As soon as possible after the end of each calendar month during the Term, TRV shall provide to Lessee an invoice showing all use of the Aircraft by Lessee under this Agreement during that month and a complete accounting detailing all amounts payable by Lessee pursuant to Section 3 for that month, including such detail supporting all expenses paid or incurred by TRV for which reimbursement is sought as Lessee may reasonably request.  Promptly after execution of this Agreement, Lessee agrees to maintain with TRV an appropriate agreed-upon advance deposit, to be applied by TRV against any amounts owed by Lessee under Section 3 and any Federal excise due on such amounts, and to replenish such deposit at mutually-agreed times in mutually-agreed amounts (with any balance to be returned to Lessee upon termination of this Agreement).

7.             Maintenance of Aircraft.  TRV shall be solely responsible for securing maintenance, preventive maintenance and inspections of the Aircraft (utilizing an inspection program listed in FAR Section 91.409(f)), and shall take such requirements into account in scheduling the Aircraft hereunder.  TRV shall not delay or postpone any maintenance, preventive maintenance or inspections of the Aircraft unless such maintenance or inspection can be deferred in compliance with applicable laws, regulations and TRV’s maintenance program, and will not, in the discretion of TRV and the pilot-in-command, adversely affect safety.  TRV shall not be liable to Lessee or any other person for loss, injury or damage occasioned by the delay or failure to furnish the Aircraft and flight crew pursuant to this Agreement for any reason, whether or not maintenance-related.

8.             Flight Crew.

(a)   TRV shall employ or engage and pay all salaries, benefits and and/or compensation for a fully-qualified flight crew with appropriate credentials to conduct each flight undertaken under this Agreement.  All flight crewmembers shall be included on any insurance policies that TRV is required to maintain hereunder.

(b)   The qualified flight crew provided by TRV shall exercise all of its duties and responsibilities with regard to the safety of each flight conducted hereunder in accordance with applicable FAR’s.  Final authority to initiate or terminate each flight, and otherwise to decide all matters relating to the safety of any given flight or requested flight, shall rest with the pilot-in-command of that flight.  The flight crew may, in its sole discretion, terminate any flight, refuse to commence any flight or take any other action (including, without limitation, determining the route to be flown and the place of landing) which, in the sole judgment of the pilot-in-command, is necessitated by considerations of safety.  No such termination or refusal to commence by the pilot-in-command shall create or support any liability for loss, injury, damage or delay in favor of Lessee or any other person.

9.             Insurance.

(a)   At all times during the term of this Agreement, TRV shall maintain at its sole cost and expense (i) comprehensive aircraft and liability insurance against bodily injury and property damage claims, including, without limitation, contractual liability, premises damage, personal property liability, personal injury liability, death and property damage liability, public and passenger legal liability coverage, in an amount not less than $200,000,000 for each single occurrence, and (ii) hull insurance for the full replacement cost of the Aircraft.

(b)   Any policies of aircraft and liability insurance carried in accordance with this Section 9 and any policies taken out in substitution or replacement of any such policies shall (i) name Lessee as an additional insured; (ii) provide that in respect of the interests of Lessee in such policies, the insurance shall not be invalidated by any action or inaction of TRV regardless of any breach or violation of any warranties, declarations or conditions contained in such policies by or binding upon TRV; (iii) include a waiver of the insurer’s rights of subrogation against Lessee and a cross-liability clause which provides that except for the limits of liability, such insurance shall operate to give Lessee the same protection as if a separate policy had been issued to him; (iv) include contractual liability coverage covering TRV’s indemnity obligations hereunder; and (v) permit the use of the Aircraft by TRV for compensation or hire to the extent necessary to perform its obligations under this Agreement.  Each such policy shall be primary insurance, not subject to any co-insurance clause and shall be without right of contribution from any other insurance.

(c)   TRV shall use reasonable commercial efforts to provide such additional insurance coverage for specific flights under this Agreement, if any, as Lessee may request in writing.  Lessee also acknowledges that any trips scheduled to the European Union may require TRV to purchase additional insurance to comply with local regulations.  The cost of all additional flight-specific insurance shall be borne by Lessee as set forth in Section 3(d).

(d)   Each party agrees that it will not do any act or voluntarily suffer or permit any act to be done whereby any insurance required hereunder shall or may be suspended, impaired or defeated.

(e)   At Lessee’s request, TRV shall deliver certificates of insurance to Lessee with respect to the insurance required or permitted to be provided by it hereunder.

10.           Taxes.  Lessee shall be responsible for paying, and TRV shall be responsible for collecting from Lessee and paying over to the appropriate authorities, all applicable Federal excise taxes and all sales, use and other excise taxes imposed by any governmental authority in connection with any use of the Aircraft by Lessee hereunder.  Each party shall indemnify the other party against any and all claims, liabilities, costs and expenses (including attorney’s fees as and when incurred) arising out of its breach of this undertaking.

11.           Lessee’s Representations and Warranties.  Lessee represents and warrants that:

(a)   Lessee will use the Aircraft only for his own account, including carriage of his guests, and not for the purposes of providing transportation of passengers or cargo in air commerce for compensation or hire or for common carriage.

(b)   Lessee will refrain from incurring any mechanic’s or other liens in connection with the Aircraft, and shall not convey, mortgage, assign, lease or in any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien, and shall ensure that no liens or encumbrances of any kind whatsoever are created or placed against the Aircraft for claims against Lessee or by Lessee.

(c)   Lessee will abide by and conform to all laws, governmental and airport orders, rules and regulations as in effect from time to time, imposed upon the lessee of an aircraft under a time sharing agreement, and all applicable company policies of TRV.

12.           TRV’s Representations and Warranties.  TRV represents and warrants that:

(a)   It shall conduct all operations under this Agreement in compliance with (i) all applicable requirements of all governmental authorities having jurisdiction, including, but not limited to, the Federal Aviation Administration and the governmental authorities of each foreign jurisdiction in or over which the Aircraft may be operated hereunder; (ii) the terms, conditions and limitations of, and in the geographical areas allowed by, the insurance policies required hereunder; and (iii) the operating instructions of the Aircraft’s flight manual and the manufacturers’ operating and maintenance instructions.

(b)   Each of the Aircraft furnished to Lessee hereunder will be in airworthy condition and in full compliance with all applicable rules of the Federal Aviation Administration.

(c)   TRV shall not do any act or voluntarily suffer or permit any act to be done whereby any insurance required hereunder shall or may be suspended, impaired or defeated.  In no event shall TRV suffer or permit the Aircraft to be used or operated during the Term without such insurance being fully in effect or in any geographical area not covered by the policies then in effect.

13.           Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, TRV HAS MADE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE AIRCRAFT, INCLUDING ANY WITH RESPECT TO THEIR DESIGN, CONDITION, QUALITY OF MATERIALS AND WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, AIRWORTHINESS OR SAFETY.  IN NO EVENT SHALL TRV BE LIABLE TO THE LESSEE OR TO ANY OTHER PERSON FOR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, HOWEVER ARISING, WHETHER TRV KNEW OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGE, LOSS OR EXPENSE.

14.           Indemnities.

(a)   TRV hereby covenants and agrees that it shall be fully liable to, and shall promptly upon demand defend, indemnify and hold harmless Lessee and his agents, guests, invitees, licensees and employees from and against any and all liabilities, claims, demands, suits, causes of action, losses, penalties, fines, expenses or damages, including legal fees, arising out of or in connection with (i) TRV’s use, operation or maintenance of the Aircraft, (ii) TRV’s performance of or failure to perform any service or obligation which is the subject matter of this Time Sharing Agreement, or (iii) any other breach by TRV of any of the representations, warranties, covenants or agreements set forth in this Time Sharing Agreement.

(b)   Lessee hereby covenants and agrees that he shall be fully liable to, and shall promptly upon demand defend, indemnify and hold harmless TRV and its subsidiaries and affiliates and their respective agents and employees from and against any and all liabilities, claims, demands, suits, causes of action, losses, penalties, fines, expenses or damages, including legal fees, arising out of or in connection with any breach by Lessee of any of the representations, warranties, covenants or agreements set forth in this Time Sharing Agreement.

15.           Limitation on Liability.  Notwithstanding anything in this Agreement to the contrary, Lessee shall not have any liability to TRV arising out of this Agreement for any liabilities, claims, demands, suits, causes of action, losses, penalties, fines, expenses, damages or costs other than amounts payable by Lessee pursuant to Section 3, Section 9(c), Section 10 and Section 14(b).  In no event shall Lessee be liable for any indirect, special, incidental, punitive or consequential damages.

16.           Relationship of Parties.  TRV is strictly an independent contractor provider of transportation services with respect to Lessee.  Nothing in this Agreement is intended, nor shall it be construed so as, to constitute the parties as partners or joint venturers or principal and agent.  All persons furnished by TRV for the performance of the operations and activities contemplated by this Agreement shall at all times and for all purposes be considered TRV’s employees or agents and TRV shall be solely responsible for their performance.

17.           Governing Law; Severability.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, without regard to its choice of law rules.  If any provision of this Agreement conflicts with any such law of the State of Minnesota, or is otherwise unenforceable, such provision shall be deemed null and void only the extent of such conflict or unenforceability, and shall be deemed separate from, and shall not invalidate, any other provision of this Agreement.

18.           Amendment.  This Agreement may not be amended, supplemented, modified or terminated, or any of its terms varied, except by an agreement in writing signed by each of the parties hereto.

19.           Counterparts.  This Agreement may be executed in counterparts, each of which shall, for all purposes, be deemed an original and all such counterparts, taken together, shall constitute one and the same agreement, even though all parties may not have executed the same counterpart.  Each party may transmit its signature by facsimile, and such faxed signature shall have the same force and effect as an original signature.

20.           Successors and Assigns.  This Time Sharing Agreement shall be binding upon the parties hereto, and their respective heirs, executors, administrators, other legal representatives, successors and assigns, and shall inure to the benefit of the parties hereto, and, except as otherwise provided herein, to their respective heirs, executors, administrators, other legal representatives, successors and permitted assigns.  Lessee agrees that he shall not sublease, assign, transfer, pledge or hypothecate this Agreement or any part hereof (including any assignment or transfer by operation of law) without the prior written consent of TRV, which may be given or withheld by TRV in its sole and absolute discretion.

21.           Notices.  All notices or other communications delivered or given under this Agreement shall be in writing and shall be deemed to have been duly given and received on the business day on which hand-delivered, or one business day after the business day on which sent by nationally-utilized overnight delivery service on a priority basis.  Such notices shall be addressed to the parties at the addresses set forth above, or to such other address as may be designated by any party in a writing delivered to the other in the manner set forth in this Section 21.  Notices sent by postal service shall not be effective.  For purposes of this Agreement, a “business day” is any day, other than a Saturday or Sunday, on which commercial banks in St. Paul, Minnesota are authorized or required to open for business.  In the event that TRV and Lessee so agree, routine communications may be made by e-mail or fax.

22.           Entire Agreement.  This Agreement (including the exhibits hereto) sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, understandings, communications, representations or negotiations, whether oral or written, relating thereto, including, without limitation, the 2008 Agreement.  There are no third-party beneficiaries of this Agreement, and no other agreements, representations or warranties, either oral or written, express or implied, relating to the subject matter of this Agreement that are not expressly set forth in this Agreement.

23.           Truth-in-Leasing Compliance.  TRV, on behalf of Lessee, shall (i) mail a copy of this Agreement to the Aircraft Registration Branch, Technical Section, of the FAA in Oklahoma City within 24 hours of its execution; (ii) notify the appropriate Flight Standards District Office at least 48 hours prior to the first flight by TRV under this Agreement of the registration number of the Aircraft, and the location of the airport of departure and departure time of the first flight; and (iii) carry a copy of this Agreement onboard the Aircraft at all times when the Aircraft is being operated under this Agreement.

24.           TRUTH IN LEASING STATEMENT UNDER FAR SECTION 91.23:

(A)  TRV HEREBY CERTIFIES THAT EACH OF THE AIRCRAFT HAS BEEN MAINTAINED AND INSPECTED UNDER FAR PART 91 DURING THE 12-MONTH PERIOD PRECEDING THE DATE OF EXECUTION OF THIS AGREEMENT.  EACH OF THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN COMPLIANCE WITH THE MAINTENANCE AND INSPECTION REQUIREMENTS OF FAR PART 91 FOR ALL OPERATIONS TO BE CONDUCTED UNDER THIS AGREEMENT.

(B)   TRV, 385 WASHINGTON STREET, ST. PAUL, MINNESOTA 55102, HEREBY CERTIFIES THAT IT IS RESPONSIBLE FOR OPERATIONAL CONTROL OF EACH OF THE AIRCRAFT FOR ALL OPERATIONS OF SUCH AIRCRAFT UNDER THIS AGREEMENT.

(C)   EACH PARTY HEREBY CERTIFIES THAT IT UNDERSTANDS ITS RESPONSIBILITIES FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.

(D)  THE PARTIES UNDERSTAND THAT AN EXPLANATION OF THE FACTORS BEARING ON OPERATIONAL CONTROL AND THE PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FAA FLIGHT STANDARDS DISTRICT OFFICE.

(signature page follows)

IN WITNESS WHEREOF, TRV and Lessee have executed this Amended and Restated Time Sharing Agreement effective as of the date first above written.

THE TRAVELERS COMPANIES, INC.

By:	/s/ Matthew S. Furman
Name:	Matthew S. Furman
Title:	Senior Vice President

LESSEE:

/s/ Jay S. Fishman
Jay S. Fishman